Exhibit 99.1

                              FOR IMMEDIATE RELEASE

            Balchem Corporation Enters Into Stock Purchase Agreement

New Hampton, New York. November 7, 2005. Balchem Corporation (Amex:BCP) today announced that its wholly owned subsidiary Balchem Minerals Corporation entered into a definitive agreement to acquire Chelated Minerals Corporation (CMC), a privately held manufacturer and global marketer of mineral nutritional supplements for livestock, pet and poultry aquaculture feeds. Founded in 1961, CMC is a global leader in nutrient delivery technology for the animal health industry through its proprietary chelation process. The company employs 17 people, primarily at its Salt Lake City, Utah manufacturing facility, and had approximately six million dollars in sales in the previous twelve months.

Chelated minerals are essential nutritional supplements for animal diets and complements Balchem's strategy to grow its leadership position in technology driven companies and products. These products will augment Balchem's current Animal Nutrition and Health product line.

The parties estimate the transaction will close within the next two months after satisfaction of customary conditions contained in the agreement. For more details regarding this transaction, see Balchem's Form 8-K filing submitted to US Securities and Exchange Commission (www.sec.gov).

About Balchem
Balchem Corporation consists primarily of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional segment provides proprietary microencapsulation solutions to an expanding variety of applications. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2004. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.


Contact:   Frank Fitzpatrick, Chief Financial Officer
           Telephone:  845-326-5600
           e-mail:  bcpexec@balchemcorp.com